EXHIBIT 10.34

CHANGE IN CONTROL AGREEMENT
This CHANGE IN CONTROL AGREEMENT (this “Agreement”) is entered into as of this 5th day of October, 2015, by and between AFFINITY GAMING, a Nevada corporation (the “Company”), and Michael Silberling, a key employee of the Company (the “Employee”).
RECITALS
WHEREAS, the Company recognizes that, as is the case with many publicly-held corporations, the possibility of certain terminations of employment or a change in control of the Company exists and that the uncertainties raised by such a possibility may result in the distraction or even the premature departure of the Employee to the detriment of the Company and its stockholders. This Agreement is intended, therefore, to provide for an effective means of providing incentives to induce the retention of key employees.
WHEREAS, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Employee without distraction from the possibility of certain terminations of employment or a change in control of the Company and related events and circumstances.
NOW, THEREFORE, as an inducement for and in consideration of the Employee remaining in its employ, the Company agrees that the Employee shall receive the benefits set forth in this Agreement in the circumstances described below.
I.Key Definitions.
As used herein, the following terms shall have the following respective meanings:
A.“Cause” means:
1.The Employee’s breach of any material term of his or her Employment Agreement, if any;
2.Indictment of, or formal charge against, the Employee for a felony or any other offense which involves an act of embezzlement, misappropriation of funds, or other conduct evidencing an act of moral turpitude, dishonesty or lack of fidelity; or, the Employee’s admission of having engaged in the same;
3.Payment (or, by the operation solely of the effect of a deductible, the failure of payment) by a surety or insurer of a claim under a fidelity bond issued for the benefit of the Company reimbursing the Company for a loss due to the wrongful act, or wrongful omission to act, of the Employee;
4.The Employee’s failure to obey the reasonable and lawful orders of an officer, the Board or a direct supervisor;

5.The Employee’s misconduct or failure to discharge his or her duties commensurate with his or her title and function;
6.The denial, revocation or suspension of a license, qualification or certificate of suitability to the Employee by any governmental authority that holds regulatory, licensing or permit authority over gambling, gaming or casino activities (“Gaming Authority”) or the reasonable likelihood that the same will occur; or
7.Any action or failure to act by the Employee that the Company or its affiliate reasonably believes, as a result of a communication or action by any Gaming Authority or on the basis of the Company’s or its affiliate’s consultations with its legal counsel and/or other professional advisors, will likely cause any Gaming Authority to: (i) fail to license, qualify and/or approve the Company or its affiliate to own and operate a gaming business; (ii) grant any such licensing, qualification and/or approval only upon terms and conditions that are unacceptable to the Company or its affiliate; (iii) significantly delay any such licensing, qualification and/or approval process; or (iv) revoke or suspend any existing license.
B.“Change in Control” means a “change in control” as defined in the Company’s Amended and Restated 2011 Long-Term Incentive Plan (the “LTIP”), as amended from time to time; provided, however that, notwithstanding the last paragraph of that definition, a party to the Settlement Agreement (as defined in the LTIP) and its Affiliates may effectuate a Change in Control for purposes of this Agreement, but only if and when their acquisition of the requisite ownership level is accompanied by the acquisition of the power to name a majority of members of the Board.
C.“Change in Control Date” means the date on which a Change in Control is consummated.
D.“Disability” means the Employee’s absence from the full-time performance of the Employee’s duties with the Company for one hundred eighty (180) consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative.
E.“Effective Date” means the date of this Agreement.
F.“Employment Agreement” means any written employment agreement between the Company and the Employee.
G.“Good Reason” means the occurrence of any of the following without the Employee’s consent, provided that the Employee has provided Company with written notice of the applicable event within sixty (60) calendar days after the Employee becomes aware of the occurrence thereof, and the Company has not cured (or, otherwise commenced steps reasonably designed to result in a prompt cure) within thirty (30) calendar days thereafter if such circumstance is curable:
1.A material reduction in the Employee’s annual salary, bonus opportunity or long-term incentive potential;
2.A material diminution in the Employee’s title, position, status, authority, duties or responsibilities;

3.The material breach by the Company of this Agreement or any Employment Agreement with the Employee; or
4.Relocation by Company of the Employee’s primary place of employment to a location that is more than fifty (50) miles from the Company’s current headquarters in Las Vegas, Nevada and which results in a material increase in the Employee’s daily commuting distance.
The Employee’s right to terminate his or her employment for Good Reason shall not be affected by his or her incapacity due to physical or mental illness.
H.[****].
I.“Release” means the Employee’s release of employment claims acceptable to the Company.
J.“Signing Date” means the execution date of a binding definitive agreement that will by its terms result in a Change in Control when consummated.
II.Term of Agreement. This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the Effective Date and shall expire upon the first to occur of:
(a)    the expiration of the Term (as defined below) if a Signing Date has not occurred during the Term, or the definitive agreement related to a Signing Date has then been terminated;
(b)    if a Signing Date has occurred within the Term and the related Change in Control is consummated, the date twelve (12) months following the Change in Control Date, if the Employee is still employed by the Company as of such later date;
(c)    if a Signing Date has occurred within the Term and the Change in Control is not consummated, the post-Term date on which the definitive agreement is terminated.
(d)    if a Signing Date has occurred within the Term, the Change in Control is consummated and the Employee’s employment with the Company is terminated for any reason by the Employee or by the Company after the Signing Date and by the date that is twelve (12) months following the Change in Control Date, then, respectively, fulfillment by the Company of all of its obligations, if any, under Section IV.

“Term” shall mean the one (1)-year period commencing as of the Effective Date and continuing in effect through the first anniversary of the Effective Date.
III.Employment Status; Termination Following Change in Control, and/or During the Term.
A.Not an Employment Contract. The Employee acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Employee as an employee and that this Agreement does not prevent the Employee from terminating employment at any time. If the Employee’s employment with the Company terminates for any reason and subsequently a Change in Control occurs, the Employee shall not be entitled to any benefits hereunder, except as otherwise provided in this Agreement.
B.Termination of Employment.
1.Any termination of the Employee’s employment by the Company or by the Employee (other than due to the death of the Employee) shall be communicated by a written notice to the other party hereto (the “Notice of Termination”), given in accordance with Section VII. Any Notice of

Termination during the Term shall: (i) indicate the specific termination provision (if any) of this Agreement relied upon by the party giving such notice; (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination for the Employee’s employment under the provision so indicated and (iii) specify the Date of Termination (as defined below). The date on which an employment termination becomes effective (the “Date of Termination”) shall be (A) the close of business on the date specified in the Notice of Termination (which date shall be thirty (30) days after the date of delivery of such Notice of Termination), in the case of a termination other than due to the Employee’s death, or (B) the date of the Employee’s death in the case of a termination due to the Employee’s death, as the case may be.
2.The failure by the Employee or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Employee or the Company, respectively, to assert any such fact or circumstance in enforcing the Employee’s or the Company’s right hereunder.
3.Any Notice of Termination for Cause given by the Company must be given within ninety (90) days after the Board becomes aware of the occurrence of the event(s) or circumstance(s) which constitute(s) Cause. Prior to any Notice of Termination for Cause being given (and prior to any termination for Cause being effective), the Employee shall be entitled to a hearing before the Board at which he or she may, at his or her election, be represented by counsel and at which he or she shall have a reasonable opportunity to be heard. Such hearing shall be held with not less than fifteen (15) days’ prior written notice to the Employee stating the Board’s intention to terminate the Employee for Cause and stating in detail the particular event(s) or circumstance(s) which the Board believes constitutes Cause for termination.
4.Any Notice of Termination for Good Reason given by the Employee must be given within ninety (90) days of the occurrence of the event(s) or circumstance(s) which constitute Good Reason.
IV.Benefits to Employee.
A.Termination Without Cause or for Good Reason in connection with a Change in Control. If the Employee’s employment with the Company is terminated by the Company (other than for Cause, Disability or death) or by the Employee for Good Reason, in each case during the Term of this Agreement, following a Signing Date and no later than twelve (12) full months following the Change in Control Date, and provided the Change in Control is consummated, the Employee shall be entitled to the following benefits, provided that the Employee signs and does not revoke the Release within the period required by the Release, inclusive of any revocation period set forth in the Release:
1.Subject to Section VIII.J, the Company shall pay to the Employee an amount equal to the product of (A) the applicable Multiple set forth in Exhibit A and (B) the sum of (x) the Employee’s annual base salary on the Date of Termination and (y) one hundred percent (100%) the Employee’s bonus at “target” for the calendar year in which the Date of Termination occurs (such product, the “Severance Payment”); provided, however, that if the Employee’s employment with the Company is terminated by the Employee for Good Reason due to a material reduction in the Employee’s annual base salary, the base salary under this subsection will be the Employee’s base salary in effect immediately before the reduction.
2.To the extent not previously paid or provided, the Company shall timely pay or provide to the Employee any other amounts or benefits required to be paid or provided or which the Employee is eligible to receive following the Employee’s termination of employment under any plan, program, policy, practice, contract or agreement of the Company (such other amounts and benefits shall be referred to as the “Other Benefits”).

3.For the avoidance of doubt, Section 2.6(b) of the Employee’s Employment Agreement dated August 25, 2014, which provides for certain repayments and returns to the Company, shall cease to apply.
B.Resignation without Good Reason, Termination for Cause, or Termination for Death or Disability Following a Change in Control. If the Employee voluntarily terminates his or her employment with the Company during the Term of this Agreement, excluding a termination for Good Reason, or the Employee’s employment with the Company is terminated by the Company for Cause, or by reason of the Employee’s death or Disability, then the Company shall timely pay or provide to the Employee the Other Benefits earned before the Date of Termination.
C.Form and Timing of Payment. The Severance Payment under Section IV.A is payable at the time and in the form provided in this subsection. This amount is composed of two parts: the amount to which the Employee would otherwise be entitled under an Employment Agreement with respect to base salary and bonus in the absence of this Agreement (“Base Severance Amount”) and the additional amount, if any, provided under Section IV.A (“Severance Enhancement”). These amounts are payable as follows, depending upon whether the Change in Control is a “change in control event” as defined in Section 409A (a “409A Change in Control”) or not (a “Non-409A Change in Control”).
1.A Severance Payment payable as a result of a 409A Change in Control is payable in a lump sum; provided, however, that if the Employee’s termination without Cause or for Good Reason occurs after the Signing Date and prior to the Change in Control Date (a “Pre-Change in Control Termination”) (x) any Severance Payment payable under this Agreement shall be reduced by the Employee’s Base Severance Amount, if any, (y) such Base Severance Amount shall be payable at the time and in the form provided under the Applicable Employment Agreement, and (z) the Employee’s Severance Enhancement shall be payable in a lump sum. A Severance Payment, or Severance Enhancement, payable as a result of a 409A Change in Control is payable on or after the date on which the Release becomes effective and (x) within sixty (60) days after the Date of Termination or (y) for a Pre-Change in Control Termination, the Change in Control Date, if later.
2.A Severance Enhancement payable as a result of a Non-409A Change in Control is payable as a lump sum. All Base Severance Amounts payable as a result of a termination in connection with a Non-409A Change in Control are payable at the time and in the form provided under the applicable Employment Agreement. A Severance Enhancement payable as a result of a Non-409A Change in Control is payable on or after the date on which the Release becomes effective and (x) within sixty (60) days after the Date of Termination or (y) for a Pre-Change in Control Termination, the Change in Control Date, if later.
D.Benefits in Lieu of Other Severance. Any Severance Payment payable under this Section IV will be paid solely in lieu of, not in addition to, any severance amounts payable under any Employment Agreement on account of the Employee’s termination from employment, except to the extent that the Employment Agreement provides greater benefits than the Severance Payment under this Agreement. If the Employment Agreement provides a greater benefit, that excess amount will be paid in accordance with the Employment Agreement. In no event may there be duplication of benefits under this Agreement and any Employment Agreement.
E.Mitigation. The Employee shall not be required to mitigate the amount of any payment or benefits provided for in this Section IV by seeking other employment or otherwise. Further, the amount of any payment or benefits provided for in this Section IV shall not be reduced by any compensation earned by the Employee as a result of employment by another employer, by retirement benefits, by disability or death benefits, by offset against any amount claimed to be owed by the Employee to the Company or otherwise.
F.Change in Control and Equity Awards. In the event of a Change in Control during the Term, any then outstanding and unvested equity compensation awards (including but not limited to stock options and restricted stock units) held by the Employee will vest on an accelerated basis immediately prior to and contingent on consummation of the Change in Control (with awards subject to vesting that is not strictly time based vesting at target assuming performance at 100%). Acceleration benefits pursuant to this Section IV.F shall be subject to the Employee’s delivery of a release acceptable to the Company and similar to the Release that becomes effective no later than sixty (60) days following the Change in Control.
G.Limitation on Payments. In the event that any of the payments or benefits provided for in this Agreement or otherwise (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this Section IV.G, would be subject to the excise tax imposed by Section 4999 of the Code, then the Employee’s payments or benefits under this Agreement or otherwise will be either:
(A)    delivered in full, or
(B)    delivered as to such lesser extent which would result in no portion of such payments or benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the Employee on an after-tax basis of the greatest amount of payments and benefits, notwithstanding that all or some portion of such payments or benefits may be taxable under Section 4999 of the Code. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section IV.G will be made in writing by the Company’s independent public accountants immediately prior to the Change in Control Date (the “Accountants”), whose determination will be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section IV.G, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section IV.G. The Company will bear all fees and costs payable to the Accountants in connection with any calculations contemplated by this Section IV.G. Any reduction in payments and/or benefits required by this Section IV.G shall occur in the following order: (1) reduction of cash payments, (2) reduction of equity acceleration (full-value awards first, then stock options), and (3) other benefits paid to the Employee. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the equity awards.
V.Disputes.
A.Settlement of Disputes; Arbitration. All claims by the Employee for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Employee in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Employee for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Las Vegas, Nevada, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
B.Expenses. The prevailing party shall be entitled to recover all costs and expenses, including reasonable attorneys’ fees, expert witness fees, court costs and all other costs and expenses incurred in any action or proceeding arising out of this Agreement or as to any matters related to but not covered by this Agreement. For purposes of this Section V.B, the term “prevailing party” includes a party who agrees to dismiss an action or proceeding upon the other’s payment of the sums allegedly due or for performance of the covenants, undertakings or agreements allegedly breached, or who obtains substantially the relief it sought.
VI.Successors; Binding Agreement.
A.Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Employee elects to terminate employment (and such termination shall be deemed to have occurred after a Change in Control), except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid that assumes and agrees to perform this Agreement, by operation of law or otherwise.
B.Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amount would still be payable to the Employee or his or her family hereunder if the Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Employee’s estate.
VII.Notice. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company at 3755 Breakthrough Way, Suite 300, Las Vegas, NV 89135, and to the Employee at the home address most recently provided by the Employee to the Company (or to such other address as either the Company or the Employee may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered, whether or not actually received, five (5) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it is actually is received by the party for whom it is intended.
VIII.Miscellaneous.
A.Employment by Subsidiary. For purposes of this Agreement, the Employee’s employment with the Company shall not be deemed to have terminated solely as a result of the Employee continuing to be employed by a wholly-owned subsidiary or other affiliate of the Company.
B.Severability. If any provision of this Agreement is declared invalid or unenforceable, such provision shall be deemed automatically adjusted to conform to the requirements for validity or enforceability as declared at such time while maintaining the original intent of the provision to the greatest extent possible and, as so adjusted, shall be deemed a provision of this Agreement as though originally included herein. If the provision invalidated or deemed unenforceable is of such a nature that it cannot be so adjusted, the provision shall be deleted from this Agreement as though it had never been included therein. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
C.Injunctive Relief. The Company and the Employee agree that any breach of this Agreement by the Company or the Employee is likely to cause the Employee or the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Employee or the Company shall have the right to seek specific performance and injunctive relief.
D.Governing Law. The validity, interpretation, construction, enforceability and performance of this Agreement shall be governed by the internal law of the State of Nevada.
E.Waivers. No waiver by the Employee at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.
F.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.
G.Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.
H.Entire Agreement. Except as provided in the Employee’s equity award agreement(s) and Employment Agreement, if applicable, this Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.
I.Amendments. The Employee and the Company may, by mutual agreement, amend or modify this Agreement, provided, however, that any such amendment or modification shall only be effected by a written instrument executed by both the Company and the Employee.
J.Section 409A Compliance. This Agreement is intended to comply with Section 409A of the Code (as amplified by any Internal Revenue Service or U.S. Treasury Department guidance), and shall be construed and interpreted in accordance with such intent. The severance payments set forth in this Agreement are intended to fit within the “short-term deferral exception” to Section 409A of the Code, and shall at all times be interpreted and administered in furtherance of this intent. Notwithstanding anything to the contrary in this Agreement, (A) no severance benefits payable to the Employee under this Agreement that are considered deferred compensation under Section 409A of the Code, if any (“Deferred Compensation Separation Benefits”), will be considered due or payable until the Employee has a “separation from service” within the meaning of Section 409A of the Code, (B) any Deferred Compensation Separation Benefits, if any, shall be paid to the Employee in a lump sum in cash on the sixtieth (60th) day after the Date of Termination, subject to the other terms and conditions of this Agreement and (C) if the Employee is a “specified employee” within the meaning of Section 409A of the Code, any Deferred Compensation Separation Benefits will be delayed until the earlier to occur of the Employee’s death or the day that is six (6) months and one (1) days following the Employee’s separation from service, without interest. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.
COMPANY:

AFFINITY GAMING

By:    /s/ WALTER BOGUMIL
Name: Walter Bogumil
Title: Senior Vice President, Chief Financial

Officer and Treasurer

EMPLOYEE:

/s/ MICHAEL SILBERLING
Michael Silberling

[****] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXHIBIT A

The Severance Payment will be determined as follows:

[****]	Multiple
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	Three (3)